Exhibit 12

Skadden, Arps, Slate, Meagher & Flom llp
155 North Wacker Drive
Chicago, Illinois  60606-1720

________

TEL: (312) 407-0700
FAX: (312) 407-0411
www.skadden.com

October 1, 2009

ING Clarion Global Real Estate Income Fund
201 King of Prussia Road
Radnor, Pennsylvania 19087

ING Clarion Real Estate Income Fund
201 King of Prussia Road
Radnor, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as special counsel to the ING Clarion Global Real Estate Income Fund, a closed-end management investment company organized as a Delaware statutory trust (the “Acquiring Fund”), and to the ING Clarion Real Estate Income Fund, a closed-end management investment company organized as a Delaware statutory trust (the “Target Fund”), in connection with (i) the merger of the Target Fund with and into a direct, wholly owned subsidiary (the “Merger Subsidiary”) of the Acquiring Fund, with the Merger Subsidiary being the surviving entity and Target Fund shareholders receiving, in cancellation of their Target Fund shares, solely shares of common stock of the Acquiring Fund, par value $0.001 per share (the “Acquiring Fund Shares”) (collectively, the “Reorganization”), pursuant to the Agreement and Plan of Reorganization, dated September 29, 2009, between the Acquiring Fund, the Target Fund and the Merger Subsidiary (the “Agreement”); and (ii) the subsequent liquidation of the Merger Subsidiary into the Acquiring Fund (the “Liquidation”), pursuant to the Plan of Liquidation and Dissolution, dated September 29, 2009 (the “Plan of Liquidation”). You have requested our opinion regarding (i) whether the Reorganization will be treated for United States federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) certain United States federal income tax consequences to the Acquiring Fund and the Merger Subsidiary of the Liquidation. Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Agreement.

In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Prospectus/Proxy Statement (prepared with respect to the Reorganization), the Statement of Additional Information (also

ING Clarion Global Real Estate Income Fund
ING Clarion Real Estate Income Fund
October 1, 2009

prepared with respect to the Reorganization), the Plan of Liquidation and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Reorganization and Liquidation will be consummated in accordance with the Agreement, the Prospectus/Proxy Statement, the Statement of Additional Information, the Plan of Liquidation and such other documents, certificates and records.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates and records are duly authorized, valid and enforceable.

In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of the Acquiring Fund and the Target Fund and have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

In rendering our opinion, we have relied on the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect our conclusions. An opinion of counsel is not binding on the Service or any court. No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to this opinion.

Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, (i) the Reorganization will be treated as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) the Acquiring Fund and the Merger Subsidiary will not recognize gain or loss upon the Liquidation.

Except as set forth above, we express no other opinion. This opinion is furnished to you solely for your benefit in connection with the Reorganization and Liquidation and is not to be relied upon by anyone else without our prior written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the effect of any

ING Clarion Global Real Estate Income Fund
ING Clarion Real Estate Income Fund
October 1, 2009

information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher and Flom LLP